Exhibit 4.1

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR QUALIFIED PURCHASERS

JAMESTOWN INVEST 1, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This is a Subscription for

Common Shares of

Jamestown Invest 1, LLC (the “Company”)

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of             , by and between the undersigned (the “Subscriber” or “you”) and Jamestown Invest 1, LLC, a Delaware limited liability company (the “Company” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the Company) certain Common Shares of the Company (the “Common Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of [DATE] (the “Offering Circular”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Subscription for and Purchase of the Common Shares.

1.1 Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Common Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2 Unless subscribing pursuant to a plan established by Jamestown Invest Manager, L.P., the Company’s manager (the “Manager”), you must purchase at least $2,500 in Common Shares in this offering.

1.3 The offering of Common Shares is described in the Offering Circular that is available through the online platform jamestowninvest.com (the “Site”), which is owned and operated by Jamestown, L.P. (“Jamestown”), an affiliate of the Company, as well as on the SEC’s EDGAR website. Please read this Agreement, including the Privacy Notice attached hereto as Exhibit A, the Offering Circular, Jamestown’s operating agreement (the “Operating Agreement”) and the limited partnership agreement of Jamestown Invest 1 OP, L.P. (the “OP LPA”). While they are subject to change, as described below, the Company advises you to retain a copy of these documents for your records. By signing electronically below, you agree to the terms herein together with the [Terms and Conditions and the Terms of Use], consent to the Jamestown Privacy Policy, consent to the Privacy Notice attached hereto as Exhibit A and agree to transact business with us and to receive communications relating to the Common Shares electronically.

1.4    We have the right to reject this Subscription in whole for any reason. You may not cancel, terminate or revoke this Agreement, which, if you are an individual, shall survive your death or disability and shall be binding upon you, your heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5    Once you make a funding commitment for the Purchase of Common Shares, it is irrevocable until the Common Shares are issued, this Subscription is rejected by us, or we otherwise determine not to consummate the transaction. Notwithstanding the foregoing or anything in this Agreement to the contrary, prior to the Company obtaining the minimum offering amount of $5,000,000, you may revoke this Agreement by providing us written notice (via email at info@jamestowninvest.com) requesting such rescission; provided that, following the date on which such minimum offering amount has been achieved, this Agreement will be binding upon you.

1.6    You have received and read a copy of the Operating Agreement and agree that your execution of this Subscription constitutes your consent to the Operating Agreement and, upon acceptance of this Subscription by us, you will become a member of the Company as a holder of Common Shares. When this Agreement is countersigned by us, the Operating Agreement will be binding upon you as of the date we accept this Subscription.

2.    Purchase of the Common Shares.

2.1    You understand that the Purchase Price is payable with your execution and submission of this Agreement, and accordingly, agree to submit to Jamestown the Purchase Price as agreed to by Jamestown on the Site no later than 15 days from your submission of this Agreement (the “Due Date”). If the Purchase Price has not been received by Jamestown by the Due Date, we will reject this Subscription in full.

2.2    If this Subscription is accepted by us, you agree to comply fully with the terms of this Agreement, the Offering Circular and all other applicable documents or instruments of the Company, including the Operating Agreement. You further agree to execute any other necessary documents or instruments in connection with this Subscription and the Purchase of the Common Shares.

2.3    In the event that this Subscription is rejected in full or the offering is terminated, payment made by you to us for the Common Shares will be refunded to you without interest, and all of your obligations hereunder shall terminate.

3.    Investment Representations and Warranties of the Subscriber. You represent and warrant to Jamestown the following:

3.1 The information that you have furnished to us, including (without limitation) the information furnished by you to Jamestown upon subscribing using the Site and Exhibit B herein, including, without limitation, whether you qualify as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Securities Act of 1933, as amended (the “Act”), is correct and complete as of the date of this Agreement and, will be correct and complete on the date, if any, that we accept this subscription. Further, you shall immediately notify us of any change in any statement made herein or furnished by you on the Site prior to your receipt of our acceptance of this Subscription. The representations and warranties made by you may be fully relied upon by us and by any investigating party relying on them. In addition, you agree to provide any additional documentation Jamestown may reasonably request, including documentation as may be required by Jamestown to form a reasonable basis that you qualify as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act or as may be required by the securities administrators or regulators of any state or federal authority, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.2    You, if an entity, are, and shall at all times while you hold Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of your incorporation or organization, having full power and authority to own your properties and to carry on your business as conducted.

3.3    You, if a natural person, are eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen and resident of the United States of America.

3.4    You have the requisite power and authority to deliver this Agreement, perform the obligations set forth herein, and consummate the transactions contemplated hereby. You have duly executed and delivered this Agreement and are authorized to execute and deliver this Agreement and to perform the obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by us, is your legal, valid and binding obligation enforceable against you in accordance with its terms.

3.5    At no time has it been expressly or implicitly represented, guaranteed or warranted to you by us or any other person that:

(a)    A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of an investment in the Common Shares; or

(b)    Our past performance or experience in any way indicates the predictable or probable results of the ownership of the Common Shares or the Company.

3.6    You have received this Agreement, the Offering Circular, the Operating Agreement and the OP LPA. You and/or your advisors, who are not affiliated with and not compensated directly or indirectly by us or our affiliates, have such knowledge and experience in business and financial matters as will enable you to utilize the information received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect your own interests in connection with the Purchase of Common Shares.

3.7    You understand that the Common Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of your entire investment in the Common Shares, and you understand and are fully cognizant of the risk factors related to the Purchase of the Common Shares.

3.8    You understand that any forecasts or predictions as to our performance are based on estimates, assumptions and forecasts that we believe to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.9    You are able to bear the economic risk of this investment and, without limiting the generality of the foregoing, are able to hold this investment for an indefinite period of time. You have adequate means to provide for your current needs and personal contingencies and have a sufficient net worth to sustain the loss of your entire investment.

3.10    You have had an opportunity to ask questions of us or anyone acting on our behalf and to receive answers concerning the terms of this Agreement and the Offering Circular, as well as about us and our business, and to obtain any additional information that we possess or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. All such questions have been answered to your full satisfaction.

3.11    You understand that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.12 You understand that the Company has not been registered under the Investment Company Act of 1940. In addition, you understand that Jamestown is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.13    You are subscribing for and purchasing the Common Shares without being furnished any offering literature, other than the Offering Circular, the Operating Agreement, the OP LPA and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as you have otherwise requested from us in writing, and without receiving any representations or warranties from us or our agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by you or your advisors.

3.14    Your true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. You are currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Jamestown, and have no present intention of becoming a resident of any other state or jurisdiction. You are subscribing for and purchasing the Common Shares solely for your own account, for investment purposes only, and not with a view toward or in connection with resale, distribution, subdivision or fractionalization thereof. You have no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee you any profit, or insure against any loss with respect to the Common Shares, and you have no plans to enter into any such agreement or arrangement.

3.15    You represent and warrant that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which you are a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to you.

3.16    It is our intent to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (the “PATRIOT Act”), the Bank Secrecy Act, and the Money Laundering Control Act. You hereby represent, covenant, and agree that, to the best of your knowledge based on reasonable investigation:

(a)    None of your funds tendered for the Purchase Price shall be derived from money laundering or similar activities deemed illegal under federal or state laws and regulations.

(b)    To the extent within your control, none of your funds tendered for the Purchase Price will cause us or any of our personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the Money Laundering Control Act of 1986 or the PATRIOT Act, including the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)    When requested by us, you will provide any and all additional information, and you understand and agree that we may release confidential information about you and, if applicable, any underlying beneficial owner or Related Person to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. We reserve the right to request any information as is necessary to verify your identity and the source of any payment to the Company. In the event of your delay or failure to produce any information required for verification purposes, or on the basis of the information provided, your subscription may be refused.

(d)    Neither you, nor any person or entity controlled by, controlling or under common control with you, any of your beneficial owners, any person for whom you are acting as agent or nominee in connection with this investment nor, if you are an entity, any Related Person is:

(i)    a Prohibited Investor;

(ii)    a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure;

(iii)    an entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iv)    an entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or

(v)    a Foreign Shell Bank, but does not include a regulated affiliate;

(vi)    a person or entity who gives you reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)    For purposes of this Section 3.16, the following definitions apply:

(i) “Close Associate of a Senior Foreign Political Figure” means a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

(ii) “Foreign Bank means an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank;

(iii) “Foreign Shell Bank” means a Foreign Bank without a presence in any country.

(iv) “Non-Cooperative Jurisdiction” means any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

(v) “Prohibited Investor” means a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith;

(vi) “Related Person” means, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

(vii) “Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

(f)    You hereby agree to immediately notify us if you know, or have reason to suspect, that any of the representations in this Section 3.16 have become incorrect or if there is any change in the information affecting these representations and covenants.

(g)    You agree that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, we may undertake appropriate actions, and agree to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation of your interests in the Common Shares, depositing funds in blocked accounts, and/or redemption of your Common Shares.

3.17    You represent and warrant that you are either:

(a)    Purchasing the Common Shares with funds that constitute the assets of one or more of the following:

(i) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA;

(ii) an “employee benefit plan” as defined in Section 3(3) of ERISA that is not subject to either Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including a governmental plan, non-electing church plan or foreign plan). You hereby represent and warrant that (a) your investment in us (i) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii) has been duly authorized and approved by all necessary parties; and (iii) is in compliance with all applicable laws, and (b) neither we nor any person who manages our assets will be subject to any laws, rules or regulations applicable to you solely as a result of your investment in us;

(iii)    a plan that is subject to Section 4975 of the Code (including an individual retirement account);

(iv) an entity (including, if applicable, an insurance company general account) whose underlying assets include “plan assets” of one or more “employee benefit plans” that are subject to Title I of ERISA or “plans” that are subject to Section 4975 of the Code by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans; or

(v)    an entity that (a) is a group trust within the meaning of Revenue Ruling 81-100, a common or collective trust fund of a bank or an insurance company separate account and (b) is subject to Title I of ERISA, Section 4975 of the Code or both; or

(b)    Not purchasing the Common Shares with funds that constitute the assets of any of the entities or plans described in Section 3.17(a)(i) through 3.17(a)(v) above.

3.18 You further represent and warrant that neither you nor any of your affiliates (a) has discretionary authority or control with respect to our assets or (b) provide investment advice for a fee (directly or indirectly) with respect to our assets. For this purpose, an “affiliate” includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person and “control” with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

3.19    You confirm that you have been advised to consult with your independent attorney regarding legal matters concerning us and to consult with independent tax advisers regarding the tax consequences of investing in us. You acknowledge that you understand that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. You acknowledge and agree that we are providing no warranty or assurance regarding the ultimate availability of any tax benefits to you by reason of the Purchase.

3.20    You agree that by acquiring our Shares, you will be deemed (i) to have acknowledged the existence of the actual and potential conflicts of interest identified in the Offering Circular in connection with our potential acquisition of investments warehoused by Jamestown or its affiliates until six months after we break escrow and any bridge financing in connection therewith, (ii) to have waived any claim you may have with respect to the existence of any such conflict of interest, and (iii) to have approved and ratified our acquisition of such warehoused investments and any bridge financing in connection therewith.

4.    Ownership Limitation. You acknowledge and agree that, pursuant to the terms of the Operating Agreement, you generally cannot own, or be deemed to own more than 9.8% of the total number of our Shares. The Operating Agreement includes additional restrictions on ownership, including ownership that would result in (i) us being “closely held” within the meaning of Section 856(h) of the Code, or (ii) us failing to qualify as a REIT. You also acknowledge and agree that, pursuant to the terms of the Operating Agreement, your ownership of our Common Shares cannot cause any other person to violate the foregoing limitations on ownership.

5.    Tax Forms. You certify that the information contained in question 2 of Exhibit B herein, when submitted to us will be true, correct and complete. You shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions, the Code or any applicable Treasury Regulations or as may be requested from time to time by us.

6.    No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between you and us. In connection with the purchase and sale of the Common Shares, we are not acting as your agent or fiduciary. We assume no advisory or fiduciary responsibility in your favor in connection with the Common Shares or the corresponding project investments. Jamestown has not provided you with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

7.    Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid our being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by us to return the Common Shares to us for a refund or (ii) we be mandated or ordered to redeem or withdraw Common Shares held or owned by you.

8.    Miscellaneous Provisions.

8.1    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

8.2    EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT, RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR TO ANY DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

8.3    All notices and communications to be given or otherwise made to you shall be deemed to be sufficient if sent by electronic mail to your address that you submitted to us via the Site. You shall send all notices or other communications required to be given hereunder to us via email at info@jamestowninvest.com (with a copy to be sent concurrently via prepaid certified mail to: Jamestown, L.P., Attention: Jamestown Invest 1, LLC, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308).

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in New York City, New York are legally closed for business.

8.4    This Agreement, or your rights, obligations or interests hereunder, may not be assigned, transferred or delegated without our prior written consent. Any such assignment, transfer or delegation in violation of this section shall be null and void.

8.5    The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

8.6    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

8.7    If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.8    In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

8.9    This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Operating Agreement and the OP LPA) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Jamestown with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between you and us.

8.10    This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.11    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

8.12    The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for our affiliates that may be involved in the issuance or servicing of Common Shares on the Site, which the parties expressly agree shall be third party beneficiaries hereof.

9.    Consent to Electronic Delivery. You hereby agree that we may deliver all offering circulars, subscription agreements and other offering-related documents, notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning our affairs and our investments, required or permitted to be provided to you under the Operating Agreement or hereunder by means of e-mail or by posting on an electronic message board or by other means of electronic communication. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”) and acknowledging that you are able to access such documents on the Site. You will receive an electronic notification via email when a document is ready for access on the Site. You understand that electronic delivery involves risks related to system or network outages that could impair the timely receipt of or access to the investment documents listed above. The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)    Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)    Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)    Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email notifications through the Internet; a web browser which is SSL-compliant and supports secure sessions; software that allows viewing of PDF documents and, in certain circumstances, additional software such as WinZip or 7-Zip to uncompress a .zip file; and hardware capable of running this software.

(d)    How to Contact Us Regarding Electronic Disclosures. You can contact us via email at info@jamestowninvest.com. You may also reach us in writing at the following address: Jamestown, L.P., Attention: Jamestown Invest 1, LLC, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. You also agree to update your registered residence address and telephone number on the Site if they change. You will save a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

10.    Consent to Electronic Delivery of Tax Documents.

(a)    Please read this disclosure about how we will provide certain documents (“Tax Documents”) that we are required by the Internal Revenue Service (the “IRS”) to send to you in connection with your Common Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)    Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Site, you are consenting in the affirmative that we may send Tax Documents to you electronically and acknowledging that you are able to access Tax Documents from the Site which are made available under “My Account”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)    How We Will Notify You That a Tax Document is Available. You will receive an electronic notification via email when your Tax Documents are ready for access on the Site. Your Tax Documents are maintained on the Site through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)    Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by emailing or mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Jamestown, L.P.

Attention: Jamestown Invest 1, LLC

675 Ponce de Leon Avenue, NE

7th Floor

Atlanta, GA 30308

Email: info@jamestowninvest.com

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided.

(e)    Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

•	You don’t have a password for your Jamestown account

•	Your Jamestown account is closed

•	You were removed from the Jamestown account

•	Your role or authority on the Jamestown account changed in a manner that no longer allows you to consent to electronic delivery

•	We received three consecutive email notifications that indicate your email address is no longer valid

•	We cancel the electronic delivery of Tax Documents

(f)    You Must Keep Your Contact Information Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at info@jamestowninvest.com.

(g)    Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 9(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

11.    Limitations on Damages. IN NO EVENT SHALL JAMESTOWN BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

12.    Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

IN WITNESS WHEREOF, you or your duly authorized representative(s), have hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Type of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Signature of Subscriber (if second signature required)

Name of Person Signing on behalf of Subscriber (if second signature required)

Title (if applicable and second signature required)

Address of Subscriber:

Telephone:

Email:

U.S. taxpayer identification number (SSN or EIN):

Purchase Price (minimum is $2,500): $

AGREED AND ACCEPTED BY

JAMESTOWN INVEST 1, LLC a Delaware limited liability company

By:	JAMESTOWN INVEST MANAGER, L.P.,
a Delaware limited partnership
its manager

	By:	Jamestown Properties Corp.,
a Georgia corporation
its general partner

By:
[ ]
Authorized Signatory

Date:

Jamestown Invest 1, LLC

Jamestown, L.P.

675 Ponce de Leon Avenue, NE

7th Floor

Atlanta, GA 30308

info@jamestowninvest.com

(Signature Page to Subscription)

Exhibit A

Privacy Notice

As required under the privacy notice and disclosure regulations promulgated by the U.S. Securities and Exchange Commission under Regulation S-P, the Gramm-Leach-Bliley Act, and other applicable data privacy laws and regulations, we are providing this notice to our investors in order to inform you of our privacy policies and practices with respect to your personal information, and, in the case of institutions, that of your beneficial owners, employees, or consultants (“personal data”). By becoming a Subscriber, you are permitting us to collect and process the personal data that you provide to us in the Subscription, or that you otherwise provide to us, in accordance with this Privacy Notice in connection with our providing a financial product or service to you. Your use of other services or products offered by us may be subject to other terms and conditions. For purposes of this Privacy Notice, processing means and includes any operation or set of operations that are performed on personal data or on sets of personal data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction. Unless otherwise specifically provided, all capitalized terms herein shall have the meanings ascribed to such terms in the Subscription to which it is attached.

Information Collection and Use

In connection with the formation and ongoing activities of the offering, we collect and maintain certain personal data about our investors, such as name, address, phone number, email address, tax identification number, financial account information, commercial information, and/or professional and employment information, from the following sources:

1.	information we receive from you on subscription agreements, investor questionnaires, other forms, or that you otherwise submit to us or contracts that you enter into with us;

2.	information about your transactions with us, our affiliates,[1] and nonaffiliated third parties;[2] and

3.	information obtained from meetings and telephone conversations with you.

We collect and process such personal data in connection with the following:

1.	the acceptance of your offer to purchase Common Shares;

2.	the issuance of Common Shares to you;

[1]	Affiliates are companies related by common ownership or control; they can be financial and nonfinancial companies.
[2]	Nonaffiliates are companies not related by common ownership or control; they can be financial and nonfinancial companies.

3.

the processing and management of the Common Shares, including processing payments and distributions, accounting, auditing, reporting to you, as well as reporting to third party service providers and appropriate government entities, including tax authorities and other governmental and regulatory agencies;

4.	acting in compliance with our legal obligations, rights, and interests and with the terms of the Offering Circular, including with respect to anti-money laundering, sanctions checks and suitability;

5.	sending marketing or promotional communications relating to our business, products or services to you; and

6.	preventing fraud, responding to judicial process and subpoenas, and complying with federal, state, and local laws, as well as regulatory requirements.

Information Sharing and Disclosure

We may disclose such personal data to our affiliates and nonaffiliated third parties as permitted by law and in accordance with the agreements governing your investment in our funds, including:

1.	other service providers to our investment funds, such as accounting, legal, and tax preparation services;

2.	transfer agents, portfolio companies, brokerage firms, and the like in connection with distributions to our limited partners;

3.

other third party service providers we may engage to provide services such as marketing, advertising, communications, customer service, infrastructure and information technology services, and others as appropriate; and

4.	for purposes of preventing fraud, responding to judicial process and subpoenas, and complying with federal, state, and local laws.

If one of the foregoing service providers needs to access personal data to perform services on our and your behalf, they are only authorized to collect, use, disclose, and store the personal data as described in our contract with them, including requirements to maintain reasonable security procedures.

We do not sell your personal data to third parties, and we do not sell, rent, or share your personal data with third parties for such third parties’ direct marketing.

Security

To protect your personal data from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings. We restrict access to personal data to those employees, affiliates, and agents who have a need to know the information to enable us to provide our services to you. We maintain physical, electronic, and procedural safeguards reasonably designed to protect the personal data while it is within our control.

Retention and Disposal

The personal data may be stored in our technology systems or those of our service providers, or in paper files. We will delete the personal data ten (10) years after liquidation of the applicable investment fund, or when you withdraw your consent or request erasure, to the extent that we are not legally required or otherwise permitted to continue to hold such data. We may retain such personal data for an additional period to the extent deletion would require us to overwrite our automated disaster recovery backup systems or to the extent we deem it necessary to assert or defend legal claims during any relevant retention period.

How to Access and Control Your Personal Information

Where appropriate and where required by applicable law, we will provide individuals with the following rights with respect to such individual’s personal data: (1) the right to access such personal data, (2) the right to correct or erase such personal data, (3) the right to restrict the processing of such personal data, (4) the right to object to the processing of such personal data, (5) the right to portability of such personal data and (6) the right to not be subject to discrimination for exercising your rights with respect to your personal data.

You can exercise your rights with respect to your personal data by contacting privacy@jamestownlp.com. To the extent we are processing the personal data based on your consent, you may withdraw such consent at any time, provided that such personal data is not required in connection with your investment in the Common Shares. You may unsubscribe from our marketing communications by clicking on the “unsubscribe” link in such email communications.

If you do not wish to provide us with the personal data as required by the Subscription documents and applicable legal obligations and requirements, we will not be able to accept you as an investor. If you are an existing investor and you object to the further processing of the already shared personal data or request erasure of such personal data, we may be required to redeem your shares or to hold in escrow all distributions that would otherwise be made to you.

Changes to This Policy

We may periodically modify this Privacy Policy and will promptly provide such updates to you in a manner consistent with other communications with you, for example, via electronic means such as making it available to you through the investor portal. By communicating and conducting transactions with us via the investor portal, you acknowledge and agree to receive the policy updates by this method as a necessary part of obtaining our products and service. We will keep prior versions of this policy which you may request via email to privacy@jamestownlp.com.

Contact Us

Your information is controlled by Jamestown, L.P. If you have any questions about this Privacy Notice, please direct your inquiry to Jamestown, L.P., 675 Ponce de Leon Avenue NE, 7th Floor, Atlanta, Georgia, Attention: General Counsel, or via email to privacy@jamestownlp.com.

Exhibit B

Investor Qualification Questionnaire

Qualified Purchaser Status

(1)	As indicated by checking the appropriate box below and initialing alongside the box, the following information is true with respect to the Subscriber for the reasons set forth below:

Initial:	☐	The amount of Common Shares being purchased by the Subscriber does exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

Initial:	☐	The amount of Common Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

Tax Certification

(2)	I hereby certify, under the penalties of perjury, that the information indicated below is true, correct and complete.

Initial:	(a)	The taxpayer identification number shown on this subscription agreement is my correct identification number; and

	(b)	I am not subject to backup withholding because:

i. I am exempt from backup withholding, or

ii. I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or

iii. the IRS has notified me that I am no longer subject to backup withholding; and

	(c)	I am a United States citizen and United States resident or an entity that is organized in the United States under the laws of the United States.

Employee Status

(3)

Are you a current employee of Jamestown or any of its affiliates or a member of a Jamestown or a Jamestown affiliate’s employee’s household? For the purposes of this question 3, “household” includes the employee’s family members or other persons with whom the employee shares a household or who principally rely on the employee for financial support, regardless of where those persons reside, and certain entities over which the employee has control or influence.

Yes  ☐        No  ☐        (If yes, please describe below.)